Legal Department
Eastman Chemical Company
P.O. Box 511
Kingsport, Tennessee 37662-5075

Brian L. Henry
Senior Counsel and Assistant Secretary
Telephone: (423) 229-1295
Fax: (423) 229-4137
E-Mail: blhenry@eastman.com

Exhibit 5.1

April 7, 2014

Eastman Chemical Company
200 South Wilcox Drive
Kingsport, Tennessee 37662

Re:     Form S-8 Registration Statement -- Eastman Chemical Company
2012 Omnibus Stock Compensation Plan

Ladies and Gentlemen:

I am Senior Counsel and Assistant Secretary of Eastman Chemical Company, a Delaware corporation (“Eastman”). In such capacity I have acted as counsel for Eastman in connection with the registration, on Form S-8 (the “Registration Statement”), being filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of up to 10,000,000 shares of Eastman’s common stock, par value $.01 per share (the “Shares”), which may be offered and sold under the Eastman 2012 Omnibus Stock Compensation Plan (the “Plan”), as specified in the Registration Statement. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

I have examined such corporate records and other documents and instruments, including the Registration Statement, as I have deemed relevant and necessary to express the opinions contained herein. In the examination of such documents and instruments, I have assumed the genuineness of all manual, conformed, or electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to those original documents of all documents submitted to me as certified or photostatic copies.

I am admitted to practice only in the State of Tennessee. The opinion set forth below in the next succeeding paragraph is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware, and reported judicial decisions interpreting such General Corporation Law and Constitution, and I do not express any opinion herein concerning any other laws.

Based on the foregoing, it is my opinion that the Shares to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and non-assessable.

This opinion letter is provided to Eastman and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement. The only opinion rendered by me consists of those matters set forth in the immediately preceding paragraph of this opinion letter, and no opinion may be implied or inferred beyond that expressly stated.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Brian L. Henry
Brian L. Henry
Senior Counsel and Assistant Secretary